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FOR:                                              CONTACT:
Precision Auto Care, Inc.                         Jerry Little x268
748 Miller Drive, SE                              SVP/Chief Financial Officer
Leesburg, VA 20175                                (800) 438-8863


FOR IMMEDIATE RELEASE
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                   PRECISION AUTO CARE ANNOUNCES ANTICIPATED
                        4TH QUARTER AND ANNUAL RESULTS
                         ____________________________

LEESBURG, VA - September 29, 1999, Precision Auto Care, Inc. (NASDAQ: PACI) today announced that the Company is in the final stages of completing the audit for its fiscal year ended June 30, 1999. The Company expects that it will report losses before taxes of approximately $5.1 million for the quarter ended June 30, 1999 and losses before taxes of approximately $17.6 million for the fiscal year ended on that date. These amounts compare with losses before taxes of $504,000 for the quarter ended June 30, 1998 and income before taxes of $3.0 million for the fiscal year ended on that date. The Company's losses for the quarter ended June 30, 1999 principally reflect charges related to the refinement of estimates related to accounts receivable, allowances for bad debts and inventory. The Company's annual results were also adversely impacted by costs associated with abandoned acquisitions, severance charges and cash constraints which negatively impacted revenues for the Company's manufacturing and distribution operations.


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     The Company also stated that it was evaluating the book value of certain assets (principally goodwill) associated with portions of the manufacturing and distribution operations which the Company may divest or discontinue in connection with certain restructuring activities discussed below. The Company expects that this evaluation could result in a substantial non-cash charge to the Company's earnings for the year ended June 30, 1999. The Company has not yet quantified this amount and this charge will increase the losses for the quarter and year ended June 30, 1999 as set forth above.

     The Company said that it continues to experience cash flow difficulties and that these difficulties are adversely impacting the Company's operations. The Company's current cash flow from operations is not sufficient to enable the Company to service current and past due operating expenses and amortize its outstanding debt. The Company is holding discussions with its lenders for the purpose of seeking amendments and modifications to the terms of the Company's outstanding debt, including the terms applicable to approximately $8.5 million in senior debt extended by the Company's principal lender. The Company's senior debt will mature on September 30, 1999 unless the Company successfully negotiates an extension of the September 30, 1999 maturity date. The Company will not be able to repay its outstanding debt in a timely fashion if its lenders do not agree to modifications acceptable to the Company.

     In light of the Company's cash flow difficulties, the Company is also pursuing

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recapitalization and strategic partnership opportunities which may include entering into joint venture arrangements with respect to, or divesting all or a portion of, the Company's manufacturing and distribution operations. The Company expects that any transactions it consummates in connection with these restructuring activities will improve the Company's cash flow. The Company intends to continue to focus on its core auto care franchise and car wash operations while it pursues these other transactions and opportunities.

     Precision Auto Care, Inc. is the world's largest franchisor of auto care centers, with 603 operating centers as of September 29, 1999. The Company franchises and operates Precision Tune Auto Care, Precision Auto Wash, and Precision Lube Express centers around the world, and offers a vertically integrated organization with manufacturing and distribution subsidiaries.

     Cautionary Statement: The statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause Precision Auto Care Inc.'s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For example, there can be no assurance that the Company will be able to modify the terms of its outstanding debt, obtain additional capital, or complete any divestiture, partnership or other restructuring transactions in a timely fashion or on terms and conditions that are acceptable to the Company. Other risks and uncertainties include, but are not limited to, (i) the risks and uncertainties reflected and set forth in the text of this press release, (ii) the fact that Precision Auto Care Inc. and the companies it acquired on and subsequent to the date of its initial public offering have only recently conducted operations as a combined company, (iii) the seasonal nature of portions of the business, (iv) the highly competitive markets in which Precision Auto Care Inc. operations, (v) difficulties in Integrating all of the businesses Precision Auto Care Inc. has acquired, (vi) risks associated with Precision Auto Care Inc.'s ability to continue its strategy of growth through acquisitions and (vii) risks associated with Company's ability to make or effect acquisitions in the future and to successfully integrate newly-acquired businesses into existing operations and the risks associated with such newly-acquired businesses. For a discussion of such other risks and uncertainties which could cause actual results, performance or achievements to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's most recently filed Annual Report on Form 10-K.

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